     Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS RECORD 2015 SECOND QUARTER RESULTS

•	Diluted EPS of $0.63 was 14.5% higher than prior year adjusted diluted EPS of $0.55 (Q2 2014 GAAP EPS was $0.51).
•	Sales of $475.7 million were 1.2% higher than last year (5.4% in constant currency), driven by Commercial Aerospace (up 7.7% in constant currency).
•	Adjusted operating income was $90.6 million, 19.0% of sales, as compared to $81.1 million, 17.3% of sales in 2014 (Q2 2014 GAAP operating income was $75.1 million).
•	Full year 2015 guidance maintained: adjusted diluted EPS of $2.33 to $2.43

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2015	2014	% Change	2015	2014	% Change

Net Sales	$475.7	$470.1	1.2%	$947.5	$931.8	1.7%
Net sales change in constant currency			5.4%			5.8%
Operating Income	90.6	75.1	20.6%	173.2	149.7	15.7%
Net Income	61.7	50.6	21.9%	129.8	100.7	28.9%
Diluted net income per common share	$0.63	$0.51	23.5%	$1.32	$1.01	30.9%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$90.6	$81.1	11.7%	$173.2	$155.7	11.2%
As a % of sales	19.0%	17.3%		18.3%	16.7%
Adjusted Net Income (Table C)	61.7	54.5	13.2%	118.2	104.6	13.0%
Adjusted diluted net income per share	$0.63	$0.55	14.5%	$1.21	$1.05	15.2%

STAMFORD, CT. July 20, 2015 – Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2015.  Net sales during the quarter were $475.7 million, 1.2% higher than the $470.1 million reported for the second quarter of 2014. Operating income for the period was $90.6 million compared to last year’s $75.1 million ($81.1 million adjusted operating income, see Table C). Operating income for the 2014 second quarter included a $6 million charge to increase environmental reserves primarily related to a manufacturing facility sold in 1986. Net income for the second quarter of 2015 was $61.7 million, or $0.63 per diluted share, compared to $50.6 million or $0.51 per diluted share ($0.55 per share as adjusted, see Table C) in 2014.

Chief Executive Officer Comments

Nick Stanage commented, “This was another strong quarter for Hexcel, as solid execution and strong Commercial Aerospace sales enabled us to deliver excellent results.  For the quarter, our adjusted diluted EPS of $0.63 was nearly 15% higher than last year, on a 5% increase in constant currency sales.  Our Commercial Aerospace sales were up nearly 8% in constant currency and our Industrial sales increased 1.8% in constant currency sales as compared to the second quarter of 2014, while Space & Defense constant currency sales were flat.”

Looking ahead, Mr. Stanage said, “We continue to deliver strong year-over-year performance as we build for the future. While the strengthening dollar has reduced our reported sales for the quarter and year to date, it provides a modest tailwind for our 2015 earnings. Our strong operational performance combined with holding our 2015 constant currency sales outlook leads us to maintain our 2015 adjusted diluted EPS guidance of $2.33-$2.43. The company’s 2015 focus continues to be on manufacturing throughput, capacity expansion and superior execution to prepare for the substantial production ramp up in 2016 and beyond. We remain confident that we are well aligned with our customers’ needs and remain fully prepared to meet the increasing demands for innovative composite products and solutions to support their growth ahead.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $324.7 million increased 5.4% (7.7% in constant currency) for the quarter as compared to the second quarter of 2014.  Revenues attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) increased more than 30% versus the same period last year, with A350 XWB shipments leading the growth.  Sales related to Airbus and Boeing legacy aircraft programs were a few percentage points lower compared to the second quarter of 2014.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were about 4% higher as compared to the second quarter of 2014 on a constant currency basis.  For the first half of 2015 sales were 9% higher than the comparable period in 2014 on a constant currency basis.

Space & Defense

•

Space & Defense sales of $88.0 million decreased 4.5% (flat in constant currency) for the quarter as compared to the second quarter of 2014. First half sales are down 1.8% in constant currency as compared to 2014.  Our top 15 programs account for about 70% of our Space & Defense sales and in aggregate are nearly 10% above the first half of 2014, as growth in these programs helped offset the reductions in programs that are winding down or reducing build rates. In total we are on more than 100 programs and the decline in sales has come from programs with historically less predictable ordering patterns. Commercial helicopters which comprise less than 10% of Space & Defense sales were about 20% less than sales in the comparable quarter in 2014. We now expect Space & Defense constant currency sales to be slightly down for the year.

Industrial

•

Total Industrial sales of $63.0 million for the second quarter of 2015 were 9.7% lower (but 1.8% higher in constant currency) than the second quarter of 2014.  Sales for the first half of 2015 were up 6.0% in constant currency over the first half of 2014.  Wind energy sales for the first half of 2015 were up nearly 10% in constant currency, and the rest of Industrial sales were slightly higher compared to the same period in 2014.

Operations

•

Gross margin for the second quarter was 29.2% compared to 27.5% in the second quarter of 2014, as both periods reflected strong operating performance.  The second quarter of 2015 was favorably impacted from exchange rates by about 90 basis points as compared to 2014.  Selling, general and administrative expenses were 2.7% higher than the second quarter of 2014 (5.6% in constant currency), as we continue to add infrastructure to support our growth.  Research and technology expenses in the second quarter of 2015 of $10.4 million were $0.5 million lower than the comparable 2014 period, but just higher in constant currency. Due to timing of development and production initiatives, research and technology expenses are expected to be higher in the second half of 2015 than in the first half.

•

Adjusted operating income in the second quarter of 2015 was $90.6 million or 19.0% of sales compared to $81.1 million or 17.3% of sales in 2014.  The second quarter of 2015 was favorably impacted from exchange rates by about 120 basis points compared to 2014.  For the first half of 2015, operating income leverage was 26% on incremental sales after adjusting for the impact of exchange rates.

Cash and other

•

Our effective tax rate for the quarter was 30.6% compared to 31.3% in 2014.  Year-to-date tax rate is 23.6% as the first quarter results include an $11.6 million benefit related to the release of reserves for uncertain tax positions. Excluding this discrete benefit, the year-to-date tax rate is 30.5% and that is the rate estimated for full year 2015.

•

Free cash flow for the first half of 2015 was a use of $116 million versus a use of $9 million in 2014. Cash used for capital expenditures was $166 million in the first half of 2015 compared to $119 million in the 2014 period. Working capital increased $22 million in the second quarter of 2015 and year-to-date use is $135 million as compared to $55 million use in 2014. The working capital increase is primarily timing and for strategic build-up of inventories for selected programs. Working capital usage is expected to reduce in the second half of 2015. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•	As announced today, the Board of Directors declared a $0.10 quarterly dividend. The dividend will be payable to stockholders of record as of August 3, 2015, with a payment date of August 17.

2015 Outlook

Our 2015 outlook:

•

Our revised full year sales outlook is $1.85-$1.90 billion. Previously we had decreased our January guidance of $1.9-$2.0 billion to $1.86-$1.94 billion. The decreases are due to the continued strengthening dollar on our Euro and British pound denominated sales, as our constant currency view of 2015 sales remains unchanged.

•	Adjusted diluted earnings per share of $2.33-$2.43 (unchanged from previous guidance).

•	Free cash flow of $10-$50 million (previously it was $10-$60 million) including accrual basis capital expenditures of $260-$290 million.

*****

Hexcel will host a conference call at 10:00 a.m. ET, tomorrow, July 21, 2015 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2354 and the confirmation code is 9379296.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2015 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended June 30,	Six Months Ended June 30,
(In millions, except per share data)	2015	2014	2015	2014
Net sales	$475.7	$470.1	$947.5	$931.8
Cost of sales	336.6	341.0	666.6	673.5

Gross margin	139.1	129.1	280.9	258.3
% Gross margin	29.2%	27.5%	29.7%	27.7%

Selling, general and administrative expenses	38.1	37.1	84.8	78.1
Research and technology expenses	10.4	10.9	22.9	24.5
Other operating expense (a)	—	6.0	—	6.0

Operating income	90.6	75.1	173.2	149.7

Interest expense, net	2.5	2.0	4.4	3.8

Income before income taxes and equity in earnings from affiliated companies	88.1	73.1	168.8	145.9
Provision for income taxes	27.0	22.9	39.9	45.7

Income before equity in earnings from affiliated companies	61.1	50.2	128.9	100.2
Equity in earnings from affiliated companies	0.6	0.4	0.9	0.5

Net income	$61.7	$50.6	$129.8	$100.7

Basic net income per common share:	$0.64	$0.52	$1.35	$1.03

Diluted net income per common share:	$0.63	$0.51	$1.32	$1.01

Weighted-average common shares:

Basic	96.6	97.3	96.4	97.9
Diluted	98.2	99.2	98.0	99.9

(a)

Other operating expense for the three and six months ended June 30, 2014 reflects an increase in environmental reserves primarily related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$35.3	$70.9
Accounts receivable, net	283.7	233.5
Inventories	326.8	290.1
Prepaid expenses and other current assets	106.2	87.2
Total current assets	752.0	681.7

Property, plant and equipment	1,974.5	1,868.7
Less accumulated depreciation	(646.8)	(630.5)
Property, plant and equipment, net	1,327.7	1,238.2

Goodwill and other intangible assets, net	59.5	59.8
Investments in affiliated companies	33.9	34.2
Other assets	27.0	22.5
Total assets	$2,200.1	$2,036.4

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$—	$1.3
Accounts payable	146.0	175.0
Accrued liabilities	134.9	134.3
Total current liabilities	280.9	310.6

Long-term debt	508.0	415.0
Other non-current liabilities	164.2	160.9
Total liabilities	953.1	886.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 105.9 shares issued at June 30, 2015 and 104.8 shares issued at December 31, 2014	1.1	1.0
Additional paid-in capital	709.7	678.5
Retained earnings	956.1	845.5
Accumulated other comprehensive income	(108.5)	(69.7)
	1,558.4	1,455.3
Less – Treasury stock, at cost, 9.5 and 9.3 shares at June 30, 2015 and December 31, 2014, respectively.	(311.4)	(305.4)
Total stockholders' equity	1,247.0	1,149.9
Total liabilities and stockholders' equity	$2,200.1	$2,036.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended June 30,
(In millions)	2015	2014

Cash flows from operating activities
Net income	$129.8	$100.7

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	37.2	34.8
Amortization of deferred financing costs	0.5	0.6
Deferred income taxes	23.0	20.9
Equity in earnings from affiliated companies	(0.9)	(0.5)
Stock-based compensation expense	14.4	11.5
Excess tax benefits on stock-based compensation	(8.6)	(5.2)

Changes in assets and liabilities:
(Increase) in accounts receivable	(65.5)	(49.9)
(Increase) in inventories	(48.5)	(23.6)
(Increase) decrease in prepaid expenses and other current assets	(5.2)	1.1
(Decrease) increase in accounts payable/accrued liabilities	(15.7)	17.5
Other – net	(10.3)	2.4
Net cash provided by operating activities (a)	50.2	110.3

Cash flows from investing activities
Capital expenditures (b)	(166.3)	(119.2)
Net cash used in investing activities	(166.3)	(119.2)

Cash flows from financing activities
Borrowings from senior unsecured credit facility	92.8	—
Borrowings from previous senior secured credit facility	—	103.0
Repayments of other debt, net	(1.1)	(0.2)
Dividends paid on common stock	(19.2)	—
Stock repurchases	—	(114.5)
Activity under stock plans	11.0	(0.5)
Net cash provided by (used in) financing activities	83.5	(12.2)

Effect of exchange rate changes on cash and cash equivalents	(3.0)	(0.6)
Net (decrease) in cash and cash equivalents	(35.6)	(21.7)
Cash and cash equivalents at beginning of period	70.9	65.5
Cash and cash equivalents at end of period	$35.3	$43.8

Supplemental Data:
Free cash flow (a)+(b)	$(116.1)	$(8.9)
Accrual basis additions to property, plant and equipment	$141.5	$104.8

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2015 and 2014				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$324.7	$308.2	5.4	$(6.6)	$301.6	7.7
Space & Defense	88.0	92.1	(4.5)	(4.2)	87.9	0.1
Industrial	63.0	69.8	(9.7)	(7.9)	61.9	1.8
Consolidated Total	$475.7	$470.1	1.2	$(18.7)	$451.4	5.4
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.3	65.6			66.8
Space & Defense	18.5	19.6			19.5
Industrial	13.2	14.8			13.7
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2015 and 2014				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market Segment	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$645.0	$611.4	5.5	$(14.1)	$597.3	8.0
Space & Defense	176.9	187.7	(5.8)	(7.6)	180.1	(1.8)
Industrial	125.6	132.7	(5.4)	(14.2)	118.5	6.0
Consolidated Total	$947.5	$931.8	1.7	$(35.9)	$895.9	5.8
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.1	65.6			66.7
Space & Defense	18.7	20.2			20.1
Industrial	13.2	14.2			13.2
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2014 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2015 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2015
Net sales to external customers	$373.5	$102.2	$—	$475.7
Intersegment sales	19.9	—	(19.9)	—
Total sales	393.4	102.2	(19.9)	475.7
Operating income (loss) (b)	91.2	14.4	(15.0)	90.6
% Operating margin	23.2%	14.1%		19.0%

Depreciation and amortization	17.3	1.5	0.1	18.9
Stock-based compensation expense	1.1	0.2	1.1	2.4
Accrual based additions to capital expenditures	71.6	3.4	—	75.0

Second Quarter 2014
Net sales to external customers	$361.6	$108.5	$—	$470.1
Intersegment sales	18.2	0.5	(18.7)	—
Total sales	379.8	109.0	(18.7)	470.1
Operating income (loss)	79.8	17.6	(22.3)	75.1
% Operating margin	21.0%	16.1%		16.0%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	16.3	1.4	—	17.7
Stock-based compensation expense	0.1	—	2.6	2.7
Accrual based additions to capital expenditures	62.6	2.2	—	64.8

First Six Months 2015
Net sales to external customers	$740.9	$206.6	$—	$947.5
Intersegment sales	40.3	0.1	(40.4)	—
Total sales	781.2	206.7	(40.4)	947.5
Operating income (loss) (b)	180.4	29.1	(36.3)	173.2
% Operating margin	23.1%	14.1%		18.3%

Depreciation and amortization	34.0	3.0	0.2	37.2
Stock-based compensation expense	4.7	0.7	9.0	14.4
Accrual based additions to capital expenditures	133.7	7.8	—	141.5

First Six Months 2014
Net sales to external customers	$717.9	$213.9	$—	$931.8
Intersegment sales	36.7	0.6	(37.3)	—
Total sales	754.6	214.5	(37.3)	931.8
Operating income (loss)	155.7	34.0	(40.0)	149.7
% Operating margin	20.6%	15.9%		16.1%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	31.9	2.8	0.1	34.8
Stock-based compensation expense	3.4	0.7	7.4	11.5
Accrual based additions to capital expenditures	101.0	3.8	—	104.8
(a)	We do not allocate corporate expenses to the operating segments.

(b)

Corporate and other for the three and six months ended June 30, 2014 includes a $6 million charge to increase environmental reserves primarily related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income				Table C
	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014

GAAP operating income	$90.6	$75.1	$173.2	$149.7
- Other operating expense (a)	—	6.0	—	6.0
Non-GAAP operating Income	$90.6	$81.1	$173.2	$155.7
% of Net Sales	19.0%	17.3%	18.3%	16.7%
- Stock-based compensation expense	2.4	2.7	14.4	11.5
- Depreciation and amortization	18.9	17.7	37.2	34.8
Non-GAAP EBITDA	$111.9	$101.5	$224.8	$202.0

	Unaudited
	Quarter Ended June 30,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$61.7	$ 0.63	$50.6	$ 0.51
- Other operating expense (net of tax) (a)	—	—	3.9	0.04
Adjusted net income	$61.7	$ 0.63	$54.5	$ 0.55
	Unaudited
	Six Months Ended June 30,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$129.8	$ 1.32	$100.7	$ 1.01
- Other operating expense (net of tax) (a)	—	—	3.9	0.04
- Discrete Tax Benefits (b)	(11.6)	(0.12)	—	—
Adjusted net income	$118.2	$ 1.21	$104.6	$ 1.05
(a)

Other operating expense for the three and six months ended June 30, 2014 includes a $6 million charge to increase environmental reserves primarily related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)	The six-month period includes benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions.

Management believes that EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2015	2015	2014

Notes payable and current maturities of debt	$—	$0.2	$1.3
Long-term notes payable	508.0	480.0	415.0
Total Debt	508.0	480.2	416.3
Less: Cash and cash equivalents	(35.3)	(22.7)	(70.9)
Total debt, net of cash	$472.7	$457.5	$345.4